FOR IMMEDIATE RELEASE                                                                                                                                                            Exhibit 99.1

COMPANY CONTACT:

Robert L. LaPenta, Jr.
Vice President –Treasurer
(609) 387-7800 ext. 1216

Burlington Coat Factory Announces Second Quarter and Year to Date 2009 Operating Results and Subsequent Activity

● YTD Net Sales increased 5.2%.
● YTD Adjusted EBITDA of $124.7 million versus $119.7 million last year.
● YTD Gross Margin improves 60 basis points over last year.
● Average Inventory per store decreased 1.6% versus last year.

BURLINGTON, NEW JERSEY, January 13, 2009 – Burlington Coat Factory Investments Holdings, Inc. and its operating subsidiaries (the “Company”) today announced its results for the second quarter ended November 29, 2008 and subsequent events.

Second Quarter Fiscal 2009 Operating Results

 Net sales were $1,002.4 million for the three months ended November 29, 2008 compared with $946.6 million for the three months ended December 1, 2007, a 5.9% increase.  The increase is primarily the result of 33 new stores, net of store closures, which were opened subsequent to December 2, 2007. Comparative store sales decreased by 2.1% versus the same period last year.

Net income was $18.2 million for the three month period ended November 29, 2008 compared with net income of $23.2 million for the three month period ended December 1, 2007.  Results for the three months ended November 29, 2008 include $11.5 million of incremental markdowns that were reserved for Fall seasonal product that in previous years were taken in later periods and a $1.7 million write off of our investment in The Reserve Primary Fund.

The gross margin rate for the three month period ended November 29, 2008 was negatively impacted by  the incremental markdowns reserved for Fall seasonal product and 0.4% for a barter transaction.

Year to Date Fiscal 2009 Operating Results

 Net sales were $1,709.4 million for the six months ended November 29, 2008 compared with $1,625.3 million for the six months ended December 1, 2007, a 5.2% increase.  Similar to the quarter, the increase is primarily the result of 33 new stores, net of closures, which were opened subsequent to December 2, 2007. Comparative store sales decreased 1.1% versus the same period last year.

Net loss was $14.3 million for the six month period ended November 29, 2008 compared with a net loss of $27.2 million for the six month period ended December 1, 2007.  Results for the six months ended November 29, 2008 include the same items mentioned for the quarter. Results for the six months ended December 1, 2007 include markdowns of $16.9 million that were not taken in the first six months of Fiscal 2009. As previously disclosed, these markdowns were accelerated into the fourth quarter of Fiscal 2008.

December Sales

The Company’s total sales for the month of December increased 4.0% versus last year. Comparative store sales decreased 4.2%.  The Company had no outstanding borrowings on its $800 million revolving line of credit and over $90 million of invested cash at the end of December.

Tom Kingsbury, Chief Executive Officer, stated, “We are pleased to report a total sales and market share increase in a difficult economic and retail sales environment. In addition, by remaining focused on receipt management and staying current on seasonal product we are well positioned to take advantage of opportunistic buys which we believe will help us sustain our planned gross margin rate for the fiscal year.”

Subsequent Activity

 In an effort to better align the Company’s resources with its business objectives, the Company reviewed all areas of the business to identify efficiency opportunities to enhance the organization’s productivity. The Company has implemented  several initiatives, including some that have resulted in the elimination of certain positions and the restructuring of certain other jobs and functions.   As a result of these various initiatives, the Company plans to reduce its cost structure by more than  $45 million in total during the last two quarters of the fiscal year ending May 30, 2009. The Company believes this will allow management to run the business more efficiently without sacrificing the Company’s ability to serve its customers.

Second Quarter Fiscal 2009 Conference Call

The Company will hold a conference call for investors on Friday, January 16, 2009 at 10:00 a.m. Eastern Time to discuss the Company’s second quarter Fiscal 2009 operating results. To participate in the call, please dial 1-800-931-5118. This conference call will be recorded and available for replay beginning one hour after the end of the call and will be available through January 17, 2009 at 12:00 p.m. Eastern Time. To access the replay, please dial 1-800-633-8284, then the access number, 21408969.

About Burlington Coat Factory

Burlington Coat Factory is a nationally recognized retailer of high-quality, branded apparel at everyday low prices. We currently serve our customers through our 427 stores in 44 states and Puerto Rico.  For more information about Burlington Coat Factory, visit our website at www.burlingtoncoatfactory.com.

Safe Harbor for Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including among others, competition in the retail industry, seasonality of our business, adverse weather conditions, changes in consumer preferences and consumer spending patterns, import risks, inflation, general economic conditions, our ability to implement our strategy, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements, availability of adequate financing, our dependence on vendors for our merchandise, events affecting the delivery of merchandise to our stores, existence of adverse litigation, availability of desirable locations on suitable terms, and other risks. For any of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

BURLINGTON COAT FACTORY INVESTMENTS HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(All amounts in thousands)

	Six Months Ended		Three Months Ended

	November 29, 2008	December 1, 2007	November 29, 2008	December 1, 2007

REVENUES:
Net Sales	$1,709,425	$1,625,335	$1,002,389	$946,566
Other Revenue	14,292	15,863	7,903	9,085
	1,723,717	1,641,198	1,010,292	955,651

COSTS AND EXPENSES:
Cost of Sales	1,042,174	1,000,938	602,947	557,163
Selling and Administrative Expenses	571,906	529,288	306,194	278,401
Depreciation	61,713	61,602	31,334	30,845
Amortization	21,765	21,380	11,083	10,629
Interest Expense	54,138	66,910	27,764	33,685
Impairment Charges	--	7,379	--	6,826
Other (Income), Net	(2,838)	(2,501)	(296)	(1,849)
	1,748,858	1,684,996	979,026	915,700

(Loss) Income Before Income Tax (Benefit) Expense	(25,141)	(43,798)	31,266	39,951

Income Tax (Benefit) Expense	(10,850)	(16,576)	13,089	16,778

Net (Loss) Income	$(14,291)	$(27,222)	$18,177	$23,173

EBITDA and Adjusted EBITDA

The following table calculates the Company’s EBITDA (earnings from continuing operations before interest, taxes, depreciation, amortization and impairment) and Adjusted EBITDA, both of which are considered Non-GAAP financial measures. Generally, a Non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The Company believes that EBITDA and Adjusted EBITDA provide investors helpful information with respect to our operations. The Company has provided this additional information to assist the reader in understanding its ability to, among other things, meet its future debt service, fund its capital expenditures and working capital requirements, and to comply with various covenants contained in both the indentures governing the Company’s outstanding senior notes and senior discount notes and the credit agreements governing each of the Company’s senior secured credit facilities. The adjustments to EBITDA are not in accordance with regulations adopted by the SEC that apply to periodic reports presented under the Exchange Act. Accordingly, EBITDA and Adjusted EBITDA may be presented differently in filings made with the SEC than as presented in this press release or not presented at all.

EBITDA and Adjusted EBITDA are calculated as follows (amounts in thousands):

	In Thousands
	Six Months Ended		Three Months Ended
	November 29, 2008	December 1, 2007	November 29, 2008	December 1, 2007

Net (Loss) Income	$(14,291)	$(27,222)	$18,177	$23,173

Interest Expense	54,138	66,910	27,764	33,685
Income Tax (Benefit)/ Provision	(10,850)	(16,576)	13,089	16,778
Depreciation	61,713	61,602	31,334	30,845
Impairment Charges	--	7,379	--	6,826
Amortization	21,765	21,380	11,083	10,629

EBITDA	$112,475	$113,473	$101,447	$121,936

Interest Income	(426)	(958)	(180)	(585)
Non Cash Straight-Line Rent Expense (a)	5,036	4,093	1,489	1,120
Advisory Fees (b)	2,453	2,075	1,482	1,050
Stock Option Expense (c)	2,063	532	808	281
Sox Compliance (d)	1,076	479	284	479
Loss on Investment in Money Market Fund (e)	1,667	--	1,667	--
Leasehold Purchase Amortization (f)	352	--	352	--

Adjusted EBITDA	$124,696	$119,694	$107,349	$124,281

(a)	Represents the difference between the actual base rent and rent expense calculated in accordance with GAAP (on a straight line basis).
(b)	Represents the annual advisory fee of Bain Capital expensed during the fiscal periods.
(c)	Represents expenses recorded under SFAS No. 123(R) during the fiscal periods.
(d)
As a voluntary non-accelerated filer, the Company furnished its initial management report on Internal Controls Over Financial Reporting in its Annual Report on Form 10-K for Fiscal 2008.  These costs represent professional fees related to this compliance effort that were incurred during the first quarter of fiscal 2009, as well as fees incurred as part of the ongoing compliance effort for fiscal 2009.

(e)	Represents the loss on the investment of The Reserve Primary Fund (Fund), related to a decline in the fair value of the underlying securities held by the Fund.
(f)
Represents amortization of lease purchases which are recorded in rent expense within our selling and administrative line items. The amount in the three months ended November 29, 2008 includes amortization for both the first and second quarters of Fiscal 2009 as the Company inadvertently did not show the add-back of $0.1 million during the three months ended August 30, 2008.